                                                                     EXHIBIT 5.1

                               June 28, 2000

RITA Medical Systems, Inc.
967 North Shoreline Blvd.
Mountain View, CA 94043

   Registration Statement on Form S-1 (File No. 333-36160)

Ladies and Gentlemen:

   We have examined the Registration Statement on Form S-1 (File No. 333-36160) (the "Registration Statement") filed by you with the Securities and Exchange Commission on May 3, 2000, as amended by Amendment No. 1 to the Registration Statement filed June 14, 2000 and Amendment No. 2 to the Registration Statement filed on June 28, 2000 in connection with the registration under the Securities Act of 1933 of shares of your Common Stock (the "Shares"). As your legal counsel in connection with this transaction, we have examined the proceedings taken and we are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares.

   It is our opinion that upon conclusion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, and upon completion of the proceedings being taken in order to permit such transactions to be carried out in accordance with the securities laws of the various states where required, the Shares when issued and sold in the manner described in the Registration Statement will be legally and validly issued, fully paid and nonassessable.

   We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the Prospectus constituting a part thereof, and in any amendment thereto.

                                          Very truly yours,

                                          VENTURE LAW GROUP
                                          A Professional Corporation

                                          /s/ Venture Law Group